FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

LADENBURG THALMANN TO ACQUIRE SECURITIES AMERICA

Transaction to Add Approximately $450 Million in Annual Revenues from
Securities America’s National Network of Approximately 1,700 Independent Financial Advisors

Ladenburg Will Have Approximately $70 Billion in Client Assets

MIAMI, FL – August 17, 2011 – Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) (“Ladenburg”) today announced that it has signed a definitive agreement to acquire Securities America Financial Corporation and its subsidiaries (“Securities America”), an independent broker-dealer and investment advisor with a broad nationwide presence, from Ameriprise Financial, Inc. (NYSE: AMP).  Under the terms of the transaction, Ladenburg will pay $150 million in cash in initial consideration at closing with the potential for additional cash payments in the event that certain performance targets are met by Securities America during 2012 and 2013.  The transaction will be financed by an affiliate of Dr. Phillip Frost, Ladenburg’s principal shareholder and Chairman of the Board.

Securities America has approximately 1,700 financial professionals nationwide with approximately $50 billion in client assets, including more than $15 billion in assets under management at Securities America’s investment advisor subsidiaries.  Upon completion of the transaction, Jim Nagengast, President and Chief Executive Officer of Securities America, and Securities America’s senior management team will continue to operate Securities America as a stand-alone business based from its current headquarters in La Vista, Nebraska.

“The acquisition of Securities America is a transformative transaction for Ladenburg, enabling us to immediately bolster our position in the vibrant independent broker-dealer space and provide a platform for future growth,” stated Dr. Frost.  “This strategic combination is consistent with Ladenburg’s long-stated goal to grow into a more diversified financial services firm with a stable, growing revenue stream from our independent broker-dealer business to balance our capital markets and investment banking areas.  We are excited to welcome Securities America and its talented network of financial advisors to Ladenburg.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, stated, “With the addition of Securities America and its ‘best in breed’ independent broker-dealer platform, Ladenburg will significantly increase its market share in the independent advisory space and solidify its position as a leading independent broker-dealer.  Based on the trailing 12-month period, the combined company would have had approximately $675 million in revenue.  Together, Ladenburg and Securities America will have approximately 2,700 independent financial advisors and approximately $70 billion in total client assets.  Ladenburg has a track record of success with its past broker-dealer acquisitions, Investacorp and Triad, by keeping those businesses truly independent.  Ladenburg looks forward to capitalizing on many attractive opportunities by leveraging Securities America’s industry-leading technology, risk management and practice development/management platform.”

Mr. Nagengast said, “Ladenburg is the ideal partner for Securities America as we seek to expand our business and continue to enhance the ability of our financial advisors to serve their clients.  We look forward to continuing to operate as a stand-alone entity within Ladenburg, which will allow us to maintain our highly valued company culture while also providing our advisors with access to additional tools and resources.”

The transaction, expected to close by the end of 2011, is subject to customary closing conditions, including regulatory approval.  Approval by Ladenburg's shareholders is not required.  Jefferies & Company, Inc. served as financial advisor for Ladenburg in the transaction, and Greenberg Traurig, P.A. and Graubard Miller served as legal counsel.  Lazard served as financial advisor for Ameriprise Financial, Inc. in the transaction and Skadden, Arps, Slate, Meagher & Flom, LLP served as legal counsel.

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in investment banking, equity research, institutional sales and trading, independent brokerage and advisory services and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc. and Triad Advisors, Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978 and has approximately 400 independent financial advisors nationwide. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions to approximately 600 independent financial advisors nationwide. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami and Boca Raton, Florida; Melville, New York; and Princeton, New Jersey.  For more information, please visit www.ladenburg.com.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding future growth, statements regarding future revenue, statements regarding growth of the independent brokerage and advisory area, statements regarding expected benefits from the acquisition of Securities America and statements regarding client assets and financial advisors.  These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business, many of which are outside the control of management.  These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and other factors detailed from time to time in its other filings with the Securities and Exchange Commission.  The information set forth herein should be read in light of such risks.  The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.